UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

Mirant Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-3538156
(State of Incorporation or Organization)	(IRS Employer Identification Number)

1155 Perimeter Center West, Suite 100 Atlanta, Georgia	30338
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: [N/A]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

[None]

(Title of Each Class)

Item 1.	Description of Registrant’s Securities To Be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Mirant Corporation (the “Company”) with the Securities and Exchange Commission on March 27, 2009, relating to the Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent, dated as of March 26, 2009 (the “Rights Agreement”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

On February 25, 2010, the Company, a Delaware corporation, entered into an amendment (the “Amendment”) to the Rights Agreement. The Rights Agreement previously provided that the Rights (as defined in the Rights Agreement) would have expired on the earliest of (i) March 25, 2010 (the “Fixed Date”), (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, (iv) the repeal of Section 382 or any successor statute, or any other change, if the Board of Directors of the Company (the “Board”) determines that the Rights Agreement is no longer necessary for the preservation of tax benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no tax benefits may be carried forward and no built-in losses may be recognized, or (vi) a determination by the Board, prior to the time any person or group becomes an Acquiring Person (as defined in the Rights Agreement), that the Rights Agreement and the Rights are no longer in the best interests of the Company and its stockholders. The Amendment extends the Fixed Date to February 25, 2020, provided that the Rights Agreement, as amended, is now subject to a binding stockholder vote. If the Rights have not previously expired and the stockholders of the Company have not approved the Rights Agreement prior to February 25, 2011, then the Rights will expire on that date.

The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 2.	Exhibits.

4.1	Rights Agreement, dated as of March 26, 2009, between Mirant Corporation and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K filed on March 27, 2009).

4.2	First Amendment to the Rights Agreement, dated as of February 25, 2010, between Mirant Corporation and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.26 to Registrant’s Form 10-K filed on February 26, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 26, 2010

Mirant Corporation

/s/ Angela M. Nagy
Angela M. Nagy
Vice President and Controller
(Principal Accounting Officer)

EXHIBIT LIST

4.1	Rights Agreement, dated as of March 26, 2009, between Mirant Corporation and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K filed on March 27, 2009).

4.2	First Amendment to the Rights Agreement, dated as of February 25, 2010, between Mirant Corporation and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.26 to Registrant’s Form 10-K filed on February 26, 2010).